Kingstone Companies, Inc. 1154 Broadway
Hewlett, NY 11557
www.kingstonecompanies.com
Contact: Barry Goldstein
(516) 374-7600

News Release

KINGSTONE REPORTS THIRD QUARTER RESULTS
REVENUES UP 39.7%
BOOK VALUE PER SHARE GROWS TO $3.44

Hewlett, New York—November 15, 2010--Kingstone Companies, Inc. (NASDAQ: KINS) today released its results for the three and nine months periods ended September 30, 2010.

Item	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009		Percentage Change
Gross Revenues	$5,750,121	$4,115,448		+39.7%
Operating Income	344,192	424,450		-18.9%
Comprehensive Income	577,783	401,223	*	+44.0%
Earnings per Share (diluted)	.06	.05	*	+20.0%

*-Excluding the one time gain on acquisition of Kingstone Insurance Company of $5,401,860  and per share gain on July 1, 2009.  Actual comprehensive income and earnings per share (diluted) for the three months ended September 30, 2009 were $5,803,083 and $1.54, respectively.

Barry Goldstein, KINS Chairman and CEO, commented, “Business at Kingstone Insurance Company (“KICO”) continues to grow.  With the help of our select producers, written premiums are up significantly over 2009.  Our traditional homeowner and commercial automobile business remains strong.  Our newest offerings in commercial lines are contributing to this growth. Quarterly and year to date results include the effects of abnormal weather incidents.

For the three months ended September 30th, the following table depicts the premium volumes at KICO as compared to the third quarter of 2009.

Item	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009	Percentage Change
Direct Premiums Written	$8,375,776	$6,924,750	+20.9%
Add: Premiums Assumed	$6,436	$8,378	-23.2%
Less: Premiums Ceded to Reinsurers	$(5,015,905)	$(4,659,252)	+ 7.6%
Net Written Premiums	$3,366,307	$2,273,876	+48.0%

Kingstone Insurance Company

Victor Brodsky, the Company’s Chief Financial Officer as well as Treasurer of KICO, noted, “Business at KICO continued at a brisk but manageable pace during the third quarter.  Our entire management team keeps a close watch on expenses and continues to seek ways to promote efficiencies and cost savings.  Employment has expanded at KICO as we have added staff in 2010 to maintain the service levels supplied to our select producers.”

Mr. Brodsky continued, “The results of operations for the nine months ended September 30, 2010 and 2009 are not comparable due to the results of operations from KICO only being included in the Company’s results of operations for the period from July 1, 2009 (the KICO acquisition date) through September 30, 2010. The following table compares the KICO standalone three months ended September 30, 2010 amounts with the amounts for the three months ended September 30, 2009.”

KINGSTONE INSURANCE COMPANY Item	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009	Percentage Change
Revenues
Net Premiums Earned	$3,065,289	$2,262,819	+35.5%
Ceding Commission Revenue	$2,231,493	$1,483,249	+50.4%
Net Investment Income	$154,679	$115,657	+33.6%
Net realized gains on investments	$84,054	$99,856	-16.0%
Other Income	$82,498	$40,623	-102.4%
Total Revenues	$5,618,013	$4,002,204	+ 40.4%
Expenses
Loss and loss adjustment expenses	$1,907,917	$1,087,276	+ 75.5%
Commission expense	$1,287,268	$1,091,638	+17.9%
Other underwriting expenses	$1,580,827	$1,077,318	+ 46.8%
Depreciation and Amortization	$154,475	$90,761	+ 69.2%
Total Expenses	$4,930,488	$3,346,993	+ 47.3%
Income before taxes	$687,525	$655,211	+ 5.0%
Income tax expense	$209,426	$241,205	- 13.3%

Net Income	$478,099	$414,006	+ 15.7%

#           #           #

Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors.  More information about these factors can be found in Kingstone’s filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K.  Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.